Exhibit 99.1

March 31, 2016

Avangrid, Inc.

157 Church Street

New Haven, Connecticut 06506

Ladies and Gentlemen:

In accordance with the notification to the Securities and Exchange Commission (the “Commission”) on Form 12b-25 of the inability of Avangrid, Inc. (“Avangrid”) to timely file its annual report on Form 10-K for the year ended December 31, 2015, the factors described in the succeeding paragraph make impractical (or impossible) the submission of our report as of a date which will permit timely filing of your 2015 annual report to the Commission.

This delay in submitting our report is a result of additional time needed to complete our audit of the financial statements of Avangrid to permit completion of the accounting and disclosures related to Avangrid’s December 2015 acquisition of UIL Holdings Corporation and complex year-end accounting matters.

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

Very truly yours,

/s/ Ernst & Young LLP